EXHIBIT 99.1
Press release dated July 28, 2008

GeoGlobal Annual Meeting Accessible Through Webcast

Calgary, Alberta, Canada, July 28, 2008 - GeoGlobal Resources Inc. (the “Company” or “GeoGlobal”) (Amex: GGR) announced today that its annual meeting of stockholders can be accessed through an Internet webcast.  The annual meeting is scheduled to be held at the Calgary Petroleum Club in the Viking Room, 319 – 5 Avenue SW, Calgary, Alberta T2P 0L5, on Tuesday, the 29th of July, 2008 commencing at 1:00 p.m. Mountain Daylight time. All parties are invited to attend the webcast.

North America Dial-in Numbers: Calgary Direct Toronto Direct	403-398-9531 416-644-3415
Other Dial-in Number:	1-800-732-9307
Webcast:
To listen and view the live webcast of the Meeting, you can go to our website at www.geoglobal.com and click on "AGM Webcast" or visit the website of CNW Group at http://www.newswire.ca/en and do a quick search of the name "GeoGlobal"

Webcast Replay:
The webcast replay will be available on our website at www.geoglobal.com from 5:00 p.m. MT, Tuesday, July 29, 2008 until 5:00 p.m. MT on Tuesday, August 12, 2008.  Be advised that listening to the webcast via our website requires speakers and Windows Media Player.
The teleconference replay will also be available by dialing-in via telephone from 4;30 p.m. MT, Tuesday, July 29, 2008 until 11:59 p.m. MT on Tuesday, August 12, 2008 at the following numbers:

	Passcode: 21276690	416-640-1917
	Passcode: 21276690	877-289-8525

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Deccan Syneclise, and Rajasthan basin areas.

Forward Looking Statements
Some statements in this press release may contain forward looking information. These statements may address future events and conditions and, as such, could involve inherent risks and uncertainties. Our actual results of oil and gas exploration and development activities could be significantly different from any results anticipated.  Our exploration and development activities involve highly speculative exploration opportunities that involve material risks.  Additional important risk factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. The filings may be viewed at http://www.sec.gov. and www.sedar.com.

For further information contact:
GeoGlobal Resources Inc.	The Equicom Group
Allan J. Kent, Executive VP and CFO	Scott Kelly, Sr. Vice President
Carla Boland, Investor Relations and Corporate Affairs Phone: +1 403 777-9253 Email: info@geoglobal.com Fax: +1 403 777-9199 Website: www.geoglobal.com	Phone: +1 416 815-0700 x322 Fax: +1 416 815-0080 Email: skelly@equicomgroup.com